Exhibit 3.1

CERTIFICATE OF DESIGNATION, PREFERENCES, AND RIGHTS

OF

SERIES F PREFERRED STOCK OF HIGH WIRE NETWORKS, INC.

I, Mark Porter, hereby certify that I am the Chairman of the Board of Directors and Chief Executive Office of High Wire Networks, Inc. (the “Corporation”), a corporation organized and existing under the Nevada Revised Statutes, and further do hereby certify:

That pursuant to the authority expressly conferred upon the Board of Directors of the Corporation (the “Board”) by the Corporation’s Articles of Incorporation (the “Articles of Incorporation”), the Board on January 13, 2025, adopted the following resolutions creating a series of shares of preferred stock designated as Series F Preferred Stock, none of which shares have been issued:

RESOLVED, that the Board hereby designates the Series F Preferred Stock and the number of shares constituting such series, and fixes the rights, powers, preferences, privileges and restrictions relating to such series in addition to any set forth in the Articles of Incorporation as follows:

Series F Preferred Stock

The Corporation shall designate a series of preferred stock, consisting of 120 shares, with a stated value of $10,000 per share, as Series F Preferred Stock (the “Series F”), which shall have the following designations, rights and preferences:

1. Definitions. When used in this Certificate of Designations, Preferences, and Rights of Series F Preferred Stock of the Corporation (this “Certificate”), the following terms shall have the following meanings:

“Alternate Consideration” shall have the meaning set forth in Section 5.3.3.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the Common Stock and any other class of securities of the Corporation into which such Common Stock may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of the Corporation or its subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Conversion Date” shall have the meaning set forth in Section 5.2.1.

“Conversion Price” is a price per share equal to the lower of (i) closing price of the Common Stock on the Trading Day immediately preceding the initial issuance of the Debentures under the Purchase Agreement and (ii) the Valuation Cap Price. For the avoidance of doubt, if the Stated Value of each share of Preferred Stock is $1,000 and the Conversion Price is $0.50 per share, then the conversion from Preferred Stock to Common Stock would be calculated by dividing $1,000 by $0.50, resulting in the conversion of the Preferred Stock into 2,000 shares of Common Stock per share of Preferred Stock.

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Preferred Stock in accordance with the terms hereof.

“Convertible Securities” means any securities (directly or indirectly) convertible into or exchangeable for Common Stock, but excluding Options.

“Debentures” means the 20% Original Issue Discount Senior Secured Convertible Debentures dated as of the date of the Purchase Agreement, due on the Maturity Date, issued by the Corporation under the Purchase Agreement.

“Effective Date” means the date that the Registration Statement filed by the Corporation pursuant to the Purchase Agreement is first declared effective by the Commission.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exempt Issuances” means issuances or sales of (a) shares of Common Stock upon the conversion of the Preferred Stock; (b) shares of Common Stock (as such number of shares is equitably adjusted for subsequent stock splits, stock combinations, stock dividends, and recapitalizations) issued directly or upon the exercise of Options to directors, officers, employees, or consultants of the Corporation in connection with their service as directors of the Corporation, their employment by the Corporation, or their retention as consultants by the Corporation, in each case authorized by the Board and issued pursuant to the Corporation’s equity incentive plan; (c) shares of Common Stock or Options to advisors or independent contractors for compensatory purposes; (d) shares of Common Stock issued upon the conversion or exercise of Convertible Securities issued prior to the Filing Date, provided that such securities are not amended after the date hereof to increase the number of shares of Common Stock issuable thereunder or to lower the exercise or conversion price thereof; (e) securities issued pursuant to acquisitions, mergers or any other strategic transactions, provided that such acquisitions, mergers and other strategic transactions shall not include a transaction in which the Corporation is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities; (f) securities issued as a result of the recapitalization or reorganization of any securities of the Corporation; (g) securities issued pursuant to a Qualified Offering or Qualified Event; or (i) securities issued pursuant to or as contemplated in the Purchase Agreement.

“Filing Date” the date of the filing of this Certificate with the Nevada Secretary of State.

“Fully Diluted” means the total aggregate number of shares of Common Stock which would be issued on the date of determination assuming all securities issued by the Company convertible into or exercisable for shares of such common stock were exercised or converted and all outstanding vested or unvested options or warrants to purchase the Corporation’s capital stock, plus any shares of any class of common stock of the Company reserved for issuance, but excluding the Debentures, the Series F shares or any shares reserved for issuance upon conversion thereof.

“Fundamental Transaction” shall have the meaning set forth in Section 5.3.3.

“Funding Amount” shall mean total aggregate proceeds raised from the Corporation’s sale and issuance of the Debentures under and in accordance with the Purchase Agreement.

“Liquidation” shall have the meaning set forth in Section 4.

“Maturity Date” shall mean and refer to the date that is three (3) months from the original issued date of the Debentures, subject to extension as provided in the Debentures.

“Notice of Conversion” shall have the meaning set forth in Section 5.2.1.

“Options” means any warrants or other rights or options to subscribe for or purchase Common Stock or Convertible Securities.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“PubCo” means a publicly traded corporation whose common stock is registered under the Exchange Act and listed on a national securities exchange.

“Purchase Agreement” means the Securities Purchase Agreement, dated on or around the Filing Date, among the Corporation and the purchasers of Debentures, as amended, modified or supplemented from time to time in accordance with its terms.

“Qualified Event” means the direct listing of the Corporation’s securities on a Trading Market, a Reverse Takeover, or a merger with a special purpose acquisition company (de-SPAC) transaction.

“Qualified Offering” shall mean an initial public offering of the Corporation’s securities with gross proceeds of at least $5,000,000, at the closing of which the Corporation’s securities are listed with a Trading Market.

“Requisite Holders” shall mean the holders of at least a majority of the outstanding shares of Preferred Stock voting on as-converted to Common Stock basis.

“Reverse Takeover” means a merger or share exchange by the Corporation with a PubCo and as a result of which the holders of the Corporation’s outstanding shares of Common Stock on a fully-diluted basis will own in excess of 50% of the outstanding shares of common stock of PubCo.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Stated Value” shall have the meaning set forth above.

“Subsidiary” means any subsidiary of the Corporation and shall include any direct or indirect subsidiary of the Corporation formed or acquired after the date of the Purchase Agreement.

“Successor Entity” shall have the meaning set forth in Section 5.3.3.

“Trading Day” means a day on which the principal Trading Market is open for business

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, the OTCQB or the OTCQX (or any successors to any of the foregoing).

“Transaction Documents” has the meaning ascribed to the term in the Purchase Agreement.

“Valuation Cap” means $12,000,000.00.

“Valuation Cap Price” means the price per share of Common Stock calculated by dividing the Valuation Cap by the number of shares of all classes of Common Stock on a Fully Diluted basis immediately prior to giving effect to the applicable conversion under this Debenture.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported in the “Pink Sheets” published by OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Requisite Holders, the reasonable fees and expenses of which shall be paid by the Corporation.

2. Dividends. Subject to the rights of any series of Preferred Stock that may from time to time come into existence after the Filing Date, holders of outstanding shares of Preferred Stock are not entitled to dividends.

3. Voting Rights. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of a meeting), including for the election of members of the Corporation’s Board of Directors, each holder of outstanding shares of Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Preferred Stock held by such holder are convertible at the applicable Conversion Price therefor as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or by the other provisions of this Certificate of Incorporation, holders of Preferred Stock shall vote outstanding shares of Preferred Stock together with the holders of Common Stock as a single class and on an as-converted to Common Stock basis; provided, however, that, and without limitation of but in addition to the rights of any series of Preferred Stock that may from time to time come into existence after the Filing Date, as long as any shares of Preferred Stock are outstanding the Corporation shall not, without the affirmative vote of the Requisite Holders, (a) alter or change adversely the powers , preferences or rights given to the Preferred Stock or alter or amend this Certificate of Incorporation, (b) otherwise amend this Certificate of Incorporation or other charter documents in any manner that adversely affects any rights of the holders of outstanding shares of Preferred Stock, (c) increase the number of authorized shares of Preferred Stock, or (d) enter into any agreement with respect to any of the foregoing.

4. Liquidation. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”), subject to the rights of any series of Preferred Stock that may from time to time come into existence, the holders of Preferred Stock shall be entitled to receive out of the assets, whether capital or surplus, of the Corporation the same amount that holders of Common Stock would receive if the Preferred Stock were fully converted (disregarding for such purposes any conversion limitations hereunder) to Common Stock at the Conversion Price then applicable for each share of outstanding Preferred Stock, which amount shall be paid to the holders of Preferred Stock pari passu with the amount paid to the holders of Common Stock.

5. Conversion. The holders of the Preferred Stock shall have conversion rights as follows:

5.1 Optional Conversion. From and after the Filing Date, each outstanding share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time, in that number of shares of Common Stock (subject to any beneficial ownership limitation) determined by dividing the Stated Value of such share of Preferred Stock by the Conversion Price. The Conversion Price, and the rate at which shares of Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided in this Certificate.

5.2 Mechanics of Optional Conversion.

5.2.1 Notice of Conversion. Holders of Preferred Stock shall effect voluntary conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”). Each Notice of Conversion shall specify the number of shares of Preferred Stock to be converted, the number of shares of Preferred Stock owned prior to the conversion, the number of shares of Preferred Stock owned subsequent to the conversion, and the date on which such conversion is to be effected, which date may not be prior to the date that the applicable holder delivers by email such Notice of Conversion to the Corporation (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder. No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. To effect conversions of shares of Preferred Stock, a holder shall not be required to surrender the certificate(s) representing the shares of Preferred Stock to the Corporation unless all of the shares of Preferred Stock represented thereby are so converted, in which case such holder shall deliver the certificate representing such shares of Preferred Stock promptly following the Conversion Date at issue. Shares of Preferred Stock converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and shall not be reissued.

5.2.2 Delivery of Conversion Shares Upon Conversion of Preferred Stock. No later than the earlier of (i) two (2) Trading Days and (ii) the number of Trading Days comprising the Standard Settlement Period (as defined in this Section 5.2.2) after each Conversion Date (the “Share Delivery Date”), the Corporation shall deliver, or cause to be delivered, to the converting Holder the Conversion Shares which, on or after the earlier of (i) the one-year anniversary of the Original Issue Date or (ii) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission), shall be free of restrictive legends and trading restrictions (other than those which may then be required by the Purchase Agreement) represent the number of Conversion Shares being acquired upon the conversion of the Preferred Stock. On or after the earlier of (i) the one-year anniversary of the Original Issue Date or (ii) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission), the Corporation shall use its best efforts to deliver the Conversion Shares required to be delivered by the Corporation under this Section 5 electronically through the Depository Trust Company or another established clearing corporation performing similar functions. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Company’s primary Trading Market with respect to the Common Stock as in effect on the date of delivery of the Notice of Conversion.

5.2.3 Failure to Deliver Conversion Shares. In the event of an Effectiveness Failure (as defined in the Purchase Agreement), the Corporation fails to deliver to a Holder such Conversion Shares pursuant to Section 5.2.2 by the Share Delivery Date applicable to such conversion, the Corporation shall, as liquidated damages (but not as a penalty) (x) pay to such Holder, in cash, for each $1,000 of Stated Value of Preferred Stock being converted, $20 per Trading Day for each Trading Day after the Share Delivery Date until such Conversion Shares are delivered or Holder rescinds such conversion and (y) issue to such Holder additional shares of Preferred Stock equal to five percent (5%) of the shares of Preferred Stock that such Holder elected to convert in its Notice of Conversion for each month without such effective registration statement (partial months will receive pro-rated amount). This Section 5.2.3 shall not limit a Holder’s right to pursue actual damages for the Corporation’s failure to deliver Conversion Shares within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief.

5.2.4 Reservation of Shares. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Preferred Stock as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the holders of the Preferred Stock, not less than such aggregate number of shares of the Common Stock as shall (subject to the terms and conditions set forth in the Purchase Agreement) be issuable (taking into account the adjustments and restrictions of Section 5.3) upon the conversion of the then outstanding shares of Preferred Stock.

5.2.5 Effect of Conversion. All shares of Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and to receive payment of any dividends declared but unpaid thereon.

5.2.6 No Further Adjustment. Upon any such conversion, no adjustment to the Conversion Price shall be made for any declared but unpaid dividends on the Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

5.2.7 Taxes. The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Preferred Stock pursuant to this Certificate. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

5.3 Certain Adjustments. The Conversion Price and the number of Conversion Shares as may be issued or issuable on conversion of shares of Preferred Stock shall be subject to adjustment from time to time as provided in this Section 5.3. Anything herein to the contrary notwithstanding, there shall be no adjustment to any Conversion Price or the number of any Conversion Shares issuable upon conversion of the Preferred Stock with respect to any Exempt Issuances.

5.3.1 Stock Dividends and Stock Splits. If the Corporation, at any time while any shares of Preferred Stock are outstanding: (a) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of, or payment of a dividend on, this Preferred Stock), (b) subdivides outstanding shares of Common Stock into a larger number of shares, (c) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (d) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 5.3.1 shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

5.3.2 Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 5.3.1 above, if at any time the Corporation grants, issues or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of the Corporation’s capital stock (the “Purchase Rights”), then each holder of then issued and outstanding Preferred Stock will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Common Stock acquirable upon complete conversion of such holder’s Preferred Stock (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding any beneficial ownership limitation, then such holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for such holder until such time, if ever, as its right thereto would not result in the holder exceeding any such beneficial ownership limitation).

5.3.3 Fundamental Transaction. If, at any time while any shares of Preferred Stock are outstanding, (a) the Corporation, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Corporation with or into another Person, (b) the Corporation, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (c) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (d) the Corporation, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (e) the Corporation, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent conversion of this Preferred Stock, each holder of outstanding shares of Preferred Stock shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the number of shares of Common Stock of the successor or acquiring corporation or of the Corporation, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which such shares of Preferred Stock are convertible immediately prior to such Fundamental Transaction. For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then each holder of outstanding shares of Preferred Stock shall be given the same choice as to the Alternate Consideration he, she or it receives upon any conversion of any such outstanding shares of Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall file a new certificate of incorporation with the same terms and conditions and issue to the holders of outstanding shares of Preferred Stock new (replacement) shares of preferred stock consistent with the foregoing provisions and evidencing such holders’ right to convert such preferred stock into Alternate Consideration. The Corporation shall cause any successor entity in a Fundamental Transaction in which the Corporation is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Corporation under this Certificate of Incorporation and the other Transaction Documents in accordance with the provisions of this Section 5.3.3 pursuant to written agreements in form and substance reasonably satisfactory to the Requisite Holders and approved thereby (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the Requisite Holders, deliver to the holders of Preferred Stock in exchange for this Preferred Stock a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Preferred Stock which is convertible for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon conversion of this Preferred Stock (without regard to any limitations on the conversion of this Preferred Stock) prior to such Fundamental Transaction, and with a conversion price which applies the conversion price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such conversion price being for the purpose of protecting the economic value of this Preferred Stock immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Requisite Holders. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Certificate of Incorporation and the other Transaction Documents referring to the “Corporation” shall refer instead to the Successor Entity), and may exercise every right and power of the Corporation and shall assume all of the obligations of the Corporation under this Certificate of Incorporation and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Corporation herein.

5.3.4 Calculations. All calculations under this Section 5.3 shall be made to the nearest cent or nearest 1/100th of a share, as the case may be. For purposes of this Section 5.3, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

5.3.5 Notice to Holders.

(a) Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 5, the Corporation shall promptly deliver to each holder of shares of such series a notice setting forth such adjusted Conversion Price and setting forth a brief statement of the facts having required such adjustment.

(b) Notice to Allow Conversion by Holder. If (i) the Corporation shall authorize the granting to all holders of Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (ii) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (iii) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, then, in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of the Preferred Stock, and shall cause to be delivered to each holder of Preferred Stock at its last address as it shall appear upon the stock books of the Corporation, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice.

6. [RESERVED].

7. Redemption. The Preferred Stock is not redeemable at the option of any holder thereof.

8. Redeemed or Otherwise Acquired Shares. Unless approved by the Board of Directors of the Corporation and the Requisite Holders, any shares of Preferred Stock that are redeemed, converted or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Preferred Stock following redemption, conversion or acquisition. The Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

9. Waiver. Except as otherwise set forth herein, any of the rights, powers, preferences and other terms of the Preferred Stock set forth herein may be waived on behalf of all holders of Preferred Stock by the affirmative written consent or vote of the Requisite Holders.

10. Notices. Any notice required or permitted by the provisions of this Certificate to be given to a holder of shares of Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic transmission in compliance with the provisions of the Nevada Revised Statutes, and shall be deemed sent upon such mailing or electronic transmission.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be duly executed by its Chairman and Chief Executive Officer as of this 13th day of January 2025.

HIGH WIRE NETWORKS, INC.

By:	/s/ Mark Porter
Name:	Mark Porter
Title:	Chairman and CEO

ANNEX A

HIGH WIRE NETWORKS, INC.

CONVERSION NOTICE

Reference is made to the Certificate of Designations, Preferences and Rights of the Series F Convertible Preferred Stock of High Wire Networks, Inc. (the “Certificate of Designations”). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series F Convertible Preferred Stock (the “Series F”), of High Wire Networks, Inc., a Nevada corporation (the “Corporation”), indicated below into shares of common stock, $0.0001 par value per share (the “Common Stock”), of the Corporation, as of the date specified below.

Date of Conversion:

Aggregate number of Series F to be converted

Aggregate Stated Value of such Series F to be converted:

Aggregate accrued and unpaid dividends and accrued with respect to such Series F and such aggregate dividends to be converted:

AGGREGATE CONVERSION AMOUNT TO BE CONVERTED:

Please confirm the following information:

Conversion Price:

Number of shares of Common Stock to be issued:

Please issue the Common Stock into which the applicable Series F are being converted to Holder, or for its benefit, as follows:

Check here if requesting delivery as a certificate to the following name and to the following address:

Issue to:

Check here if requesting delivery by Deposit/Withdrawal at Custodian as follows:

DTC Participant:

Date:	__________________,
__________________
Name of Registered Holder

By:
Name:
Title:

Tax ID: __________________
Facsimile: __________________
E-mail Address: __________________

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